INTERNAL REVENUE SERVICE P.O. BOX 2508 CINCINNATI, OHIO 45201 Date: June 19, 2002 CASCADE CORPORATION c/o JACK B. SCHWARTZ 111 SW FIFTH AVE STE 4040 PORTLAND, OR 97204-0000	DEPARTMENT OF THE TREASURY

Employer Identification Number:
    93-0136592
DLN:
    17007016001002
Person to Contact:
    PAULETTE COOK        ID# 75048
Contact Telephone Number:
    (877) 829-5500
Plan Name:
    CASCADE CORPORATION SAVINGS
        AND INVESTMENT PLAN
Plan Number: 002

Dear Applicant:

        We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

        Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

        The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provides examples of the effect of a plan's operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

        This letter related only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

        This determination letter is applicable for the amendment(s) executed on December 21, 2001.

        This letter considers the changes in qualification requirements made by the Uruguay Round Agreements Act, Pub. L. 103-465, the Small Business Job Protection Act of 1996, Pub. L. 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353, the Taxpayer Relief Act of 1997, Pub. L. 105-34, the Internal Revenue Service Restructuring and Reform Act of 1998, Pub. L. 105-206.

        This letter may not be relied on with respect to the amendments made by section 314(e) of the community Renewal Tax Relief Act of 2000 ("CRA") to the definitions of compensation in sections 414(s)(2) and 415(c)(3) of the Code. The plan will be deemed to satisfy the requirements of sections 414(s)(2) and 415(c)(3) as amended by CRA if the model amendments in Notice 2001-37, 2001-25 I.R.B. 1340, are adopted in accordance with the guidance and procedures in the notice.

        This letter may not be relied on with respect to whether the plan satisfies the requirements of section 401(a) of the Code, as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub L. 107-16.

        The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.

        We have sent a copy of this letter to your representative as indicated in the power of attorney.

        If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely yours,
/s/ PAUL T. SCHULTZ Paul T. Schultz Director, Employee Plans Rulings & Agreements
Enclosures: Publication 794